Exhibit (d)(6)

RIGHT OF FIRST NOTIFICATION AGREEMENT

THIS RIGHT OF FIRST NOTIFICATION AGREEMENT (this “Agreement”) is made and entered into as of January 11, 2022 by and between Renesas Electronics Corporation, a Japanese corporation (the “Investor”), and Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”). The Investor and the Company are referred to hereinafter each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and the Investor entered into a Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 22, 2021, pursuant to which, on the date hereof, the Company will issue to the Investor, and the Investor will subscribe from the Company 7,899,020 Ordinary Shares represented by 1,974,755 ADSs (the “Shares”);

WHEREAS, the Company desires to induce the Investor to subscribe for the Shares pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions.

(a) “Acquisition” means any of the following:

(i) any merger, reorganization, share exchange (including in connection with a recapitalization), consolidation or other business combination to which the Company (or any parent holding, directly or indirectly, a majority of the Ordinary Shares of the Company, if any (a “Parent Holding Company”)), which would result in an acquisition of the kind described in clause (ii) below, other than (A) any acquisition or other similar transaction in which the Company acquires the assets or the securities of another Person and the Company (or the Parent Holding Company, if any) does not issue ordinary shares representing either (x) a majority of the voting power of the issued and outstanding ordinary shares of capital stock of the Company (or the Parent Holding Company, if any) in any single transaction or a series of related transactions or a majority of the issued and outstanding ordinary shares of the Company (or the Parent Holding Company, if any) in any single transaction or a series of related transactions, and (B) any merger or similar transaction effected solely to change the domicile of the Company or to form a Parent Holding Company;

(ii) any acquisition by any Person or Group (including any “person” within the meaning of Section 13(d) of the Exchange Act) as a result of which, such Person (or any Group of which such Person is a member) or Group becomes a Beneficial Owner of either (A) a majority of the voting power of the issued and outstanding ordinary shares of the Company (or the Parent Holding Company, if any) in any single transaction or a series of related transactions or (B) a majority of the issued and outstanding ordinary shares of the Company (or the Parent Holding Company, if any) in any single transaction or a series of related transactions;

(iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and/or any of its subsidiaries, taken as a whole, in any single transaction or a series of related transactions, other than to the Company (in the case of any such transaction involving one or more subsidiaries of the Company), a Parent Holding Company or wholly-owned subsidiary of the Company; or

(iv) any exclusive license of all or substantially all of the intellectual property of the Company and/or any of its subsidiaries, other than in the ordinary course of business, in any single transaction or a series of related transactions.

(b) “Acquisition Proposal” means any of the following:

(i) any agreement, offer or proposal for an Acquisition, or

(ii) any public announcement of a proposal, plan or intention to enter into any such agreement, or make any such offer or proposal.

(c) “Affiliate” of a specified Person means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided that no portfolio company of the Investor shall be deemed to be an “Affiliate” of the Investor.

(d) “Agreement” has the meaning specified in the preamble.

(e) “American Depositary Shares” or “ADSs” means those certain American Depositary Shares issued pursuant to a deposit agreement by and among the Company, Bank of New York Mellon (or any successor thereto), as depositary, and the owners and holders of American Depositary Shares, as such agreement may from time to time be amended.

(f) “Acquisition Notice” has the meaning specified in Section 2(a).

(g) “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership shall be calculated in accordance with the provisions of such Rule.

(h) “Board” means the board of directors of the Company, or any duly authorized committee thereof.

(i) “Business Day” means any day other than a Saturday, a Sunday, or any other day on which banks in New York City or Paris are authorized or required by law or other governmental action to be closed.

(j) “Company” has the meaning specified in the preamble.

(k) “Confidential Information” has the meaning specified in Section 2(a).

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

(m) “Group” means two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, or disposing of the applicable securities referred to herein.

(n) “Indication of Interest” has the meaning specified in Section 2(b)(i).

(o) “Investor Proposal” has the meaning specified in Section 2(b)(i).

(p) “Investor” has the meaning specified in the preamble.

(q) “Noticed Acquisition Proposal” has the meaning specified in Section 2(b)(ii).

(r) “Ordinary Shares” means ordinary shares, nominal value €0.02 per share, of the Company.

(s) “Party” or “Parties” has the meaning specified in the preamble.

(t) “Person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(u) “Purchase Agreement” has the meaning specified in the recitals.

(v) “Review Period” has the meaning specified in Section 2(b)(i).

(w) “Shares” has the meaning specified in the recitals.

(x) “Transaction Documents” means collectively, this Agreement, the Purchase Agreement, and the other documents and agreements entered into in connection with the transactions contemplated hereby and thereby.

2. Right of First Notification.

(a) Notice of Acquisition Proposal. In the event that (i) the Company receives an Acquisition Proposal that the Board, acting in good faith, determines to consider or (ii) the Board, acting in good faith, authorizes the Company or any of its officers, representatives or agents to initiate or pursue an Acquisition Proposal, within twenty-four (24) hours after determination or authorization by the Board, as applicable, the Company shall provide the Investor with written notice (the “Acquisition Notice”) informing the Investor that the Company has received such offer or such determination or authorization of the Board. As soon as reasonably practicable after delivering the Acquisition Notice to the Investor, the Company shall provide the Investor access to, and copies of, if requested, all documents containing non-public information of the Company that have been supplied to any party initiating or receiving such an Acquisition Proposal substantially simultaneously with such delivery, and/or any of such party’s bankers, lawyers, accountants and other representatives and agents. For the avoidance of doubt, the Acquisition Notice will not be required to contain any term of the Acquisition Proposal or the identity of the Person initiating or receiving such Acquisition Proposal, and the Acquisition Notice and any information pursuant to Section 2(b) provided to the Investor by or on behalf of the Company shall be “Confidential Information” and treated in accordance with Section 8.2 of the Purchase Agreement; provided, however, that the Company shall not be obligated to provide the Investor with any document or information if such action would violate any obligation of confidentiality owed before the date hereof to such Person, but in any event the Company shall be obligated to inform the Investor of the existence of an Acquisition Proposal. Nothing contained in this Section 2(a) shall prohibit the Company or the Board, directly or indirectly, from (1) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or (2) making any U.S. Securities and Exchange Commission filing or public announcement relating or referring to an Acquisition Proposal that does not refer to the Investor. For the avoidance of doubt, the Company shall not be required to provide the Investor with an Acquisition Notice due to taking any such action. The Investor shall treat as “Confidential Information” in accordance with Section 8.2 of the Purchase Agreement (w) the fact that any documents or information may be furnished or made available, or has been furnished or made available, to the Investor or any of its representatives pursuant to this Section 2(a), (x) the fact that the Investor (directly or through any of its Affiliates) may be considering a possible Acquisition or, if such is the case, that the Investor has made an Investor Proposal (as defined below), (y) the fact that the Parties have had, are having, or propose to have, or may have, any discussions or negotiations concerning a possible Acquisition or Investor Proposal and (z) any of the terms, conditions or other facts with respect to any such possible Acquisition, including but not limited to the status of such possible Acquisition or any Investor Proposal or any termination of the Investor’s consideration thereof.

(b) Review Periods and Investor Proposal.

(i) Procedure

(1) Prior to the Investor’s receipt of the Acquisition Notice, and for a period of ten (10) Business Days thereafter (which time period may be extended by mutual written agreement between the Parties and shall be extended pursuant to clause (2) below) (such ten (10)- Business Day Period, as it may be so extended, the “Review Period”), the Company shall not enter into a definitive agreement (including any no shop agreement, exclusivity agreement, binding term sheet or merger or other acquisition agreement but excluding a binding confidentiality agreement that does not prevent the Company from complying with its obligations under this Section 2) with respect to an Acquisition with any Person, other than with the Investor. During the Review Period, the Company may engage in any negotiations, discussions, or sharing of information with any other Person. During the Review Period, the Company shall provide the Investor reasonable access during normal business hours of the Company to facilities, personnel, management, documents and other information relating to the Company, and its material business, products and technology to enable the Investor to conduct a reasonable due diligence investigation customary in a public company merger and acquisition transaction of this type, and such access and information provided shall be no less extensive than that provided to any other Person that has made an Acquisition Proposal.

(2) During the Review Period, the Investor may, in its sole discretion, indicate in writing to the Company its interest in making a proposal relating to an Acquisition prior to the expiration of the Review Period as extended pursuant to this clause (2) (an “Indication of Interest”). An Indication of Interest shall be in writing and shall have been approved by the board of directors of the Investor or a committee thereof or officers duly delegated with authority to make the Indication of Interest, as applicable, and signed by a duly authorized officer of the Investor. If at the end of the initial Review Period, the Investor has delivered to the Company an Indication of Interest, the initial Review Period shall be automatically extended for a fifteen (15) Business Day Period to allow the Investor to present the Company with a proposal relating to an Acquisition (an “Investor Proposal”). An Investor Proposal shall be in writing and shall have been approved by the board of directors of the Investor or a committee thereof or officers duly delegated with authority to make the Investor Proposal, as applicable, and signed by a duly authorized officer of the Investor. Notwithstanding any other provision of this Section 2(b)(i), the Company shall not be required to take any action, or omit to take any action, if the Board reasonably determines, upon the advice of its counsel, that taking such action or omitting to act would result in a breach of the fiduciary duties of the Board members and any such act or failure to act shall not be deemed a failure to comply with or breach of this Section 2(b).

(ii) With respect to each Acquisition Proposal for which the Investor received an Acquisition Notice from the Company (the “Noticed Acquisition Proposal”), in the event that: (A) the Investor does not deliver an Indication of Interest prior to the expiration of the initial Review Period; or (B) if the Investor does deliver an Indication of Interest prior to the expiration of the initial Review Period but does not deliver an Investor Proposal to the Company prior to the expiration of the Review Period as extended pursuant to clause (i)(2) above; or (C) if the Investor does deliver an Investor Proposal to the Company prior to the expiration of the Review Period (as it may be extended pursuant to clause (i)(2) above), then the Company shall be free to enter into a definitive agreement with respect to the Noticed Acquisition Proposal. For the avoidance of doubt, the Company shall in no event be obligated to agree to the terms of any Investor Proposal.

3. Termination of Rights. The Investor’s rights under Section 2 shall terminate and be of no further force or effect upon the earliest to occur of (a) for any Acquisition Proposal described in subparagraphs (i) or (ii) of the definition of “Acquisition”, as applicable, the date of the completion of the transactions contemplated by such Acquisition Proposal (or any other Acquisition Proposal received during the Review Period), (b) for any Acquisition Proposal described in subparagraphs (iii) or (iv) of the definition of “Acquisition”, as applicable, the date of the completion of the transactions contemplated by such Acquisition Proposal if and only if such transactions result in the disposition of the Company’s business whether through the sale, license or other transfer of all or substantially all of the assets of the Company or otherwise.

4. Miscellaneous.

(a) Assignment; No Third-Party Beneficiaries. Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other Party. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b) Waiver. Any Party entitled to the benefits thereof may, to the extent permitted by law (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein, and (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

(c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement or any other Transaction Document are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

(d) Entire Agreement; Amendments. The Transaction Documents (including the schedules and exhibits hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(e) Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by the other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) an order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4(e), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(f) Notices. Except as may otherwise be provided herein, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be conclusively deemed to have been duly given when sent by electronic mail to the address set forth below if sent between 8:00 am and 5:00 pm recipient’s local time on a Business Day, or on the next Business Day if sent by electronic mail other than between 8:00 am and 5:00 pm recipient’s local time.

If to the Company:

Sequans Communications S.A.

15-55 boulevard Charles de Gaulle

Les Portes de la Défense

92700 Colombes

Republic of France

Email:

Attention:

With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Email: bcooper@orrick.com

Attention: Brett Cooper

If to the Investor:

Renesas Electronics Corporation

Toyosu Foresia

3-2-24, Toyosu, Koto-ku

Tokyo 135-0061, Japan

Email:

Attention:

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building 5-1

Marunouchi 1-chome

Chiyoda-ku, Tokyo, Japan 100-6529

Email: GSmith@mofo.com

Attention: Gary M. Smith

(g) Governing Law; Jurisdiction. This Agreement shall in all respects be construed in accordance with, and governed by, the substantive laws of the state of New York, without reference to its choice of law rules. Any dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the state and federal courts within the Southern District of New York.

(h) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form or any electronic signature complying with the U.S. federal ESIGN Act of 200, e.g., www.docusign.com) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Interpretation; Headings. When a reference is made in this Agreement to an Exhibit, a Schedule or a Section, such reference shall be to an Exhibit, a Schedule or a Section of this Agreement unless otherwise indicated. The title of this Agreement, table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SEQUANS COMMUNICATIONS S.A.

By:	/s/ Georges Karam
Name: Georges Karam
Title: Chief Executive Officer

RENESAS ELECTRONICS CORPORATION

By:	/s/ Sailesh Chittipeddi
Name: Sailesh Chittipeddi
Title: Executive Vice-President

[Signature Page of Right of First Notification]